EXHIBIT 10(m)
PAYCHEX, INC.
2002 STOCK INCENTIVE PLAN
(as amended and restated effective October 12, 2005)
2008 MASTER RESTRICTED STOCK AWARD AGREEMENT
     1. Grant of Restricted Stock. This 2008 Master Restricted Stock Award Agreement (this “Award Agreement”) sets forth the terms and conditions of the Restricted Stock (the “Award”) granted to you by the Governance and Compensation Committee (the “Committee”) of the Board of Directors of Paychex, Inc. (the “Company”) under the Company’s 2002 Stock Incentive Plan, as amended and restated effective October 12, 2005 (the “Plan”), as described on your Award Notice. The Award is subject to all of the provisions of the Plan, which is hereby incorporated by reference and made a part of this Award Agreement. The capitalized terms used in this Award Agreement are defined in the Plan.
     2. Restriction and Vesting.
          (a) Subject to the terms set forth in this Award Agreement and the Plan, provided you are still a member of the Board of Directors of the Company, the total number of Shares, as set forth on your Award Notice, represented by the Award shall vest on the third anniversary of the date of grant, July 17, 2007, (a “Vesting Date”). The Committee shall have discretion to accelerate vesting in whole or in part for events including but not limited to Retirement from Board service. For purposes of this Agreement, “Retirement” shall mean attainment of age 55 or older, with at least ten years of service as a member of the Paychex Board of Directors.
          (b) Notwithstanding Section 2(a) of this Award Agreement, you shall not be permitted to sell any vested Shares underlying the Award during the period of tenure as a member of the Company’s Board of Directors, except as necessary to satisfy any tax obligations. The Company shall be authorized to add a legend regarding this restriction on transfer to any certificate representing the shares of Common Stock under the Award.
          (c) Unless the Committee determines otherwise, if your board tenure terminates for any reason before the Shares represented by the Award have vested, then the unvested Shares underlying the Award shall be forfeited and cancelled immediately.
     3. Book-Entry Registration. The Award initially will be evidenced by book-entry registration only, without the issuance of a certificate representing the Shares underlying the Award.
     4. Issuance of Shares. The Company shall, when the conditions to vesting specified in Section 2 of this Award Agreement are satisfied, issue a certificate or certificates representing the Shares underlying the Award that have vested as promptly as practicable following the Vesting Date of such Shares.
     5. Rights as a Stockholder. Except as otherwise provided by this Section, you will have the rights of a stockholder with respect to the Shares underlying the Award, including, but not limited to, the right to receive such cash dividends, if any, as may be declared on such Shares from time to time and the right to vote (in person or by proxy) such Shares at any meeting of stockholders of the

Company. Notwithstanding the foregoing, the dividends paid on any unvested Shares shall be retained by the Company and held in escrow, trust or similar manner, and shall only be paid to you upon the vesting of the underlying Shares to which the dividends relate; upon the forfeiture of any Shares represented by the Award, your right to the dividends paid on the underlying Shares which are forfeited shall also be forfeited.
     6. Restrictions on Transfer of Shares. The Award, and the right to vote the Shares underlying the Award and to receive dividends thereon, may not, except as otherwise provided in the Plan, be sold, assigned, transferred, pledged or encumbered in any way prior to the vesting of such Shares, whether by operation of law or otherwise, except by will or the laws of descent and distribution. After a Vesting Date, the vested Shares may be issued during your lifetime only to you, or after your death to your designated beneficiary, or, in the absence of such beneficiary, to your duly qualified personal representative.
     7. Rights of Company and Affiliates. This Award Agreement does not affect the right of the Company or any Affiliate to take any corporate action whatsoever, including without limitation its right to recapitalize, reorganize or make other changes in its capital structure or business, merge or consolidate, issue bonds, notes, Shares or other securities, including preferred stock, or options therefor, dissolve or liquidate, or sell or transfer any part of its assets or business.
     8. Plan Controls. In the event of any conflict among the provisions of the Plan and this Award Agreement, the provisions of the Plan will be controlling and determinative.
     9. Amendment. Except as otherwise provided by the Plan, the Company may only alter, amend or terminate the Award with your consent.
     10. Governing Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of New York, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions.
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